EXHIBIT 3.2

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.

ARTICLES OF AMENDMENT

Griffin-American Healthcare REIT IV, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article II of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Griffin-American Healthcare REIT 4, Inc.

SECOND: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

Except as amended hereby, the rest and remainder of the Charter of the Corporation shall be and remain in full force and effect.

IN WITNESS WHEREOF, the corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and Chairman of the Board of Directors and attested to by its Secretary this 20th day of April, 2015.

ATTEST:		Griffin-American Healthcare REIT 4, Inc.

By:	/s/ CORA LO	By:	/s/ JEFFREY T. HANSON
Name:	Cora Lo	Name:	Jeffrey T. Hanson
Title:	Secretary	Title:	Chief Executive Officer and
Chairman of the Board of Directors

EXHIBIT 3.2

By:     /s/ CORA LO                    By:     /s/ JEFFREY T. HANSON
Name: Cora Lo                    Name: Jeffrey T. Hanson
Title: Secretary                    Title: Chief Executive Officer and
Chairman of the Board of Directors